Exhibit 99.1

www.hearstargyle.com

NEWS

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS

NEW YORK, N.Y., October 27, 2005 — Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third quarter earnings of $0.13 per diluted share compared to $0.32 per diluted share in the third quarter of 2004 and $0.24 per share in third quarter 2003.

The Company recorded $164 million of total revenue, consistent with Company guidance provided prior to the occurrence of Hurricane Katrina. Third quarter results primarily reflect the relative absence of political and Olympics revenue during the period, and the normal business pattern for Hearst-Argyle stations in odd-numbered years.  Hearst-Argyle’s group of 25 owned stations, most of which are established news leaders in their respective local markets, generated $2.4 million in net political revenue in the third quarter of 2005, compared to $22.1 million in third quarter 2004.  During third quarter 2004, the Company’s 10 NBC affiliates benefited from $19 million of advertising revenue related to the 2004 summer Olympics.

                Lost revenue and incremental expense as a consequence of Hurricane Katrina resulted in an estimated decrease in earnings per share of $0.02 during the quarter.  Hearst-Argyle owns and operates WDSU-TV, the NBC affiliate serving New Orleans, the nation’s 43rd largest television market. The Hurricane destroyed WDSU-TV’s analog and digital transmitters and significantly disrupted the station’s business operations.  The Company is insured for both property damage and business interruption, which is expected to mitigate the financial impact of Hurricane Katrina in future periods.

-more-

Hearst-Argyle Third Quarter 2005

Commenting on the quarter, David Barrett, President and Chief Executive Officer, said, “Given the record political revenue and the strong Olympics sales from which we benefited last year, largely concentrated in the third and fourth quarters, we had anticipated that total revenue and net income would decline on a year-to-year basis.  Adding to our challenges is a weakness in spending from the automotive sector, our largest advertising category, which declined 10% during the quarter.  Through nine months, automotive category spending on Hearst-Argyle stations is down 3%. Growth categories during the quarter included retail, furniture/housewares, pharmaceutical, beverages and attractions.”

“Notwithstanding a current softness in ad spending, our stations are quite well positioned to achieve solid gains in net revenue and net income in 2006,” Barrett said.  “Our local television business model remains quite attractive, generating substantial cash flow which enables our Company to support our stations’ growth initiatives, make strategic investments in new media businesses, and further strengthen our balance sheet.”

Regarding Hurricane Katrina, Barrett said, “The response of WDSU, and indeed our entire Company, to the devastating effect of Hurricane Katrina, has been one of our finest accomplishments.  Our commitment to localism has never been so important to the people of New Orleans. Helped by so many Hearst-Argyle colleagues from across the country, WDSU has overcome near-impossible obstacles to maintain local news service in the market, and to serve citizens who were forced to evacuate to surrounding regions.   Utilizing our well-established Internet capabilities, WDSU.com has served millions of page views and hundreds of thousands of video streams, and thanks to the cooperation of Paxson Communications Corporation, which allowed us to broadcast from their New Orleans channel 49 facilities, WDSU has continued to serve its community in an extraordinary way.  Those efforts continue as the story of recovery and restoration unfolds in New Orleans.”

“The depth, breadth and financial strength of the Hearst-Argyle station group has enabled us to provide important assistance and support to WDSU and its employees and to readily absorb the financial and operational impact that was a consequence of Katrina,” Barrett added.

Commenting on the quarter and on the Company’s financial resources, Executive Vice President and Chief Financial Officer Harry Hawks said, “Our superior political and Olympics revenue performance in 2004 contributed to a more pronounced variability in the normal, recurring cyclical pattern of our business, particularly during the last half of the year — and this year is certainly no exception.  As always, we are being proactive in responding to these challenges, focusing on revenue growth initiatives and cost management programs at all of our stations.

“The underlying financial position of the Company remains very strong,” Hawks noted.  “For the nine months ended September 30, 2005, we:

•                  funded $25.0 million of capital expenditures;

•                  repurchased 374,827 shares of common stock for an aggregate amount of $9.4 million;

•                  paid $19.5 million of dividends on common stock;

•                  paid $7.3 million of dividends on the convertible preferred securities of our subsidiary Capital Trust;

•                  redeemed $11.3 million of our preferred stock;

•                  funded $18.9 million in pension contributions;

•                  funded $6.4 million of new strategic investments; and, all the while, we

•                  grew our cash balances by $34.5 million, from $92.2 million to $126.7 million.

“This balanced use of our cash flow was accomplished with no increase in debt balance, maintaining for us a low level of leverage and preserving excellent financial flexibility and liquidity in the Company,” Hawks added.

Also during the quarter, The Hearst Corporation purchased 544,068 shares of Hearst-Argyle Series A Common Stock on the open market for approximately $13.4 million, bringing their nine-month totals to 1.7 million shares and $43.6 million.   Since May 1998, Hearst has purchased approximately 19.5 million shares.  According to its September 28, 2005, amended 13-D filing with the SEC, the Hearst board of directors approved an increase in its purchase authorization from 20 million to 25 million shares. Therefore, its current remaining authorization is approximately 5.5 million shares. As of September 30, 2005, The Hearst Corporation owned approximately 69.4% of Hearst-Argyle’s total shares outstanding.

Table of Net Political and Olympics Revenue

To provide additional basis for understanding the recurring cyclical pattern of revenue, the following table reflects quarterly and annual GAAP net political and Olympics-related revenue earned by the Company during 2002, 2003, 2004 and for the first nine months of 2005, with estimates for fourth quarter/full-year 2005:

(GAAP net revenue; $ in millions)

Political
	2005		2004	2003	2002
1Q	$0.7		$10.1	$0.6	$4.8
2Q	$2.3		$12.0	$2.7	$8.1
3Q	$2.4		$22.1	$5.5	$21.3
4Q	$3.6	est.	$42.5	$9.3	$39.1
Annual	$9.1	est.	$86.7	$18.1	$73.3

(GAAP; $ in millions)

Olympics
	2005	2004 *	2003	2002 *
Annual	$0	$19.0	$0	$15.1

* Olympics advertising in 2004 occurred in the third quarter, and in 2002 in the first quarter.

Results for the quarter ended September 30, 2005 versus September 30, 2004

The Company recorded total revenue of $164.2 million compared to $194.0 million, a decrease of $29.8 million or 15%.  The decrease largely reflects the normal cyclical absence of political and Olympics revenue and was aggravated by the current weakness in the auto category.  The Company recorded a $19.7 million decrease in net-political revenue, a $19 million decrease in Olympic revenue, and a $2.9 million decrease in network compensation as indicated in prior guidance.  Partially offsetting the decreases was an increase of $2.3 million in retransmission consent revenue due to the successful completion of negotiations with certain cable and satellite companies. Also, six of the Company’s 10 largest core ad categories increased ad spending during the quarter.

The Company recorded salaries, benefits and other operating costs of $94.1 million compared to $89.4 million, an increase of $4.7 million or 5%, inclusive of approximately $1.7 million of incremental expense resulting from Hurricane Katrina, such as additional bad debt, overtime, temporary security personnel, travel and lodging. Excluding incremental hurricane expenses, salaries, benefits and other operating costs increased 3%.   The Company wrote off the $2.4 million net book value of the destroyed property and recorded a $2.4 million insurance receivable as of September 30, 2005, which offset the loss that would otherwise have impacted the income statement.

Results for the nine months ended September 30, 2005 versus September 30, 2004

Nine-month comparisons reflect the acquisition of WMTW-TV, the ABC affiliate serving Portland, Maine, as of July 1, 2004. During the nine months ended September 30, 2005, the Company recorded total revenue of $514.9 million compared to $558.8 million, a decrease of $43.9 million or 8%.  The variance results primarily from a $38.7 million decrease in net-political revenue and a $19 million decrease in Olympics revenue. In addition, network compensation declined $7.6 million. Ad spending from five of the 10 largest core advertising categories increased, partially offsetting decreases in other categories, including automotive.  Retransmission consent revenue increased $3.8 million.

The Company recorded salaries, benefits and other operating costs of $273.3 million compared to $261.2 million, an increase of $12.1 million or 5%. The increase is due mainly to higher payroll, pension and benefits expense, as well as incremental hurricane expense.  Excluding incremental hurricane expenses, salaries, benefits and other operating costs increased 4%.

Earnings per share for the nine months ended September 30, 2005 increased to $0.97 from $0.90 primarily as a result of a reduction in income tax expense. In second quarter 2005, the Company recorded an income tax benefit as a result of the settlement of certain tax return examinations and a change in Ohio tax law.

Outlook

“Looking ahead to fourth quarter,” Hawks said, “we expect to record net revenue in the range of $186 million to $190 million and earnings per share in the range of $0.24 to $0.27.  This would result in 2005 full-year revenue in the range of $701 million to $705 million and earnings per fully diluted share of $1.20 to $1.23.

“Last year our stations generated $42.5 million of net political revenue during the fourth quarter and although we are benefiting from political issue advertising in Sacramento, it is modest in comparison to the biennial political revenue generated last year.

 “The outlook for 2006 is positive,” Hawks noted.  “During the first quarter our 13 ABC affiliates will broadcast the Super Bowl and our 10 NBC affiliates will air the winter Olympics.  Also, political revenue is expected to be strong in 2006, with 15 Senate races and 18 gubernatorial races to be contested in our markets.”

Additional Guidance on Selected Income Statement Items

Salaries, benefits and other operating costs (“SB&O”) are expected to increase approximately 1% to slightly more than $95 million for fourth quarter 2005, and to approximately $369 million for full-year 2005, for a 4% full-year increase vs. 2004.

Amortization of program rights for the fourth quarter and full-year 2005 is expected to be approximately $15.3 million and $61 million, respectively, compared to $18.4 million and $63.8 million, respectively, for fourth-quarter and full-year 2004.

Depreciation and amortization (“D&A”) expense is projected to be approximately $13.1 million for the fourth quarter, flat with last year, and $52 million for the year, an increase of 3% from full-year 2004, in line with prior guidance.

Corporate, general and administrative expenses (“G&A”) for fourth quarter and full-year 2005 are estimated to be approximately $6.4 million and $24 million, respectively, in line with prior guidance.

The effective tax rate is expected to be 39% for the fourth quarter.

        Capital expenditures, which were $25.0 million for the nine months, are expected to be approximately $40 million in 2005. The Company has substantially completed its DTV conversion in accordance with FCC requirements.

Interest Expense, net, is projected to be approximately $15.2 million for the fourth quarter and $63.0 million for the year, in line with prior guidance, compared to $15.5 million for fourth quarter 2004 and $63.7 million for full-year 2004.

Interest expense, net — Capital Trust for the full year is projected to be approximately $2.4 million for the fourth quarter and $9.8 million for the year, unchanged from prior guidance, compared to $7.4 million and $18.7 million, respectively, in fourth quarter and full-year 2004.

Equity in (income) loss of affiliates, net:  In the fourth quarter, the Company expects to report, on a net basis, no income or loss in equity of affiliates.

Non-GAAP Measures

        For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the accompanying Supplemental Disclosures table.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to our Web site, in the Corporate Information section under “GAAP reconciliations.”

Third-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today.  Senior management will discuss the financial results and respond to questions.  A live audio webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com.  A recording of the webcast will subsequently be archived on the site.   The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.”  A replay of the call will be available through November 3 at (866) 448-5643 or (203) 369-1188 (international).  No pass code is necessary for the replay.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups.  The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner.  Hearst-Argyle also owns 12 ABC-affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station.

Hearst-Argyle’s stations are recognized news leaders.   The station group has been honored with three consecutive Walter Cronkite Awards, presented by the University of Southern California’s Annenberg School for Communication, for excellence in television political journalism, and is the only group to have received the award since its inception.  Hearst-Argyle stations also are the recipients of many of television’s other highest awards for excellence in journalism, programming and community service, including the Peabody, the du Pont-Columbia Journalism Award, the Sigma Delta Chi Award, the Gabriel, the Ad Council Silver Bell, the National Headliner Award, the Edward R. Murrow Award and the Emmy.

Hearst-Argyle also is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting (www.ibsys.com), and in the application of digital broadcast spectrum for new local informational services through its Weather Plus partnership with NBC and various NBC affiliate groups.

Hearst-Argyle is majority owned by The Hearst Corporation.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.  The company’s Web address is www.hearstargyle.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We based these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of phrases such as “anticipate”, “will”, “likely”, “plan”, “believe”, “expect”, “intend”, “project” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, operating expenses, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,
	2005	2004	2003
	(In thousands, except per share data)

Total revenue(2)	$164,173	$194,011	$167,288

Station operating expenses:
Salaries, benefits and other operating costs	94,050	89,411	82,226
Amortization of program rights	15,155	15,352	15,713
Depreciation and amortization	12,427	12,464	13,128
Corporate, general and administrative expenses	6,003	6,048	5,050
Operating income	36,538	70,736	51,171

Interest expense, net	15,413	15,832	17,009
Interest expense, net - Capital Trust	2,438	3,750	3,750
Other expense	—	2,500	—
Equity in income of affiliates, net(3)	(457)	(503)	(228)

Income before income taxes	19,144	49,157	30,640

Income taxes	7,466	18,729	7,659
Net income	11,678	30,428	22,981

Less preferred stock dividends	—	272	297
Income applicable to common stockholders	$11,678	$30,156	$22,684

Income per common share, basic	$0.13	$0.32	$0.24
Number of common shares used in the calculation	92,867	92,938	92,615

Income per common share, diluted	$0.13	$0.32	$0.24
Number of common shares used in the calculation(4)	93,254	101,263	93,046

Dividends per common share declared.	$0.07	$0.06	$—

Supplemental Financial Data:
Net cash provided by operating activities	$42,936	$51,941	$62,344
Program payments	$15,721	$15,462	$15,453
Capital expenditures.	$8,223	$9,171	$5,246
Cash paid for income taxes, net of refunds(5)	$7,830	$22,592	$26
Cash	$126,694	$126,584	$21,854
Debt, net of cash	$755,534	$755,862	$860,766
Note payable to Capital Trust.	$134,021	$206,186	$206,186
Common shares outstanding, net of treasury shares.	92,911	92,733	92,637

Supplemental Non-GAAP Data(*) :
Adjusted EBITDA	$48,965	$83,200	$64,299
Free cash flow	$34,713	$42,770	$57,098

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30,
	2005 (1)	2004 (1)	2003 (1)
	(In thousands, except per share data)
Total revenue(2)	$514,905	$558,833	$496,169

Station operating expenses:
Salaries, benefits and other operating costs	273,333	261,215	243,087
Amortization of program rights	45,648	45,481	47,635
Depreciation and amortization	38,861	37,315	37,224
Corporate, general and administrative expenses	17,559	17,750	14,808
Operating income	139,504	197,072	153,415

Interest expense, net	46,876	48,253	51,769
Interest expense, net - Capital Trust	7,313	11,250	11,250
Other expense	—	2,500	—
Equity in income of affiliates, net(3)	(1,474)	(1,165)	(462)

Income before income taxes	86,789	136,234	90,858

Income taxes	(3,579)	51,905	30,542
Net income	90,368	84,329	60,316

Less preferred stock dividends	2	816	913
Income applicable to common stockholders	$90,366	$83,513	$59,403

Income per common share, basic	$0.97	$0.90	$0.64
Number of common shares used in the calculation	92,842	92,976	92,536

Income per common share, diluted	$0.96	$0.89	$0.64
Number of common shares used in the calculation(4)	98,388	101,471	92,920

Dividends per common share declared	$0.21	$0.18	$—

Supplemental Financial Data:
Net cash provided by operating activities	$97,806	$141,000	$125,546
Program payments	$47,467	$45,848	$46,614
Capital expenditures	$25,014	$26,138	$19,849
Cash paid for income taxes, net of refunds(5)	$35,717	$41,073	$11,997
Cash	$126,694	$126,584	$21,854
Debt, net of cash	$755,534	$755,862	$860,766
Note payable to Capital Trust	$134,021	$206,186	$206,186
Common shares outstanding, net of treasury shares	92,911	92,733	92,637

Supplemental Non-GAAP Data(*) :
Adjusted EBITDA	178,365	234,387	190,639
Free cash flow	72,792	114,862	105,697

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Includes (i) the results of the Company’s 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of operations of WMTW-TV, which was acquired on July 1, 2004, for all periods presented that ended after the acquisition date; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Total revenue is presented net of agency commission expense.  Also, political revenue which is referenced in the body of the earnings announcement is shown net of agency commissions.

(3)  Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc., (ii) NBC/Hearst-Argyle Syndication, LLC and (iii) Ripe Digital Entertainment.

(4)  For the three months ended September 30, 2005, 5,127,882 shares of Series A Common Stock to be issued upon the conversion of Series B Redeemable Convertible Preferred Securities related to our Capital trust are not included in the number of common shares used in the calculation of diluted EPS because to do so would have been antidilutive. For the nine months ended September 30, 2005, diluted shares include 5,127,882 shares of Series A Common Stock to be issued upon the conversion of Series B Redeemable Convertible Preferred Securities. For the three and nine months ended months ended September 30, 2004, 2,807,186 shares of Series A Convertible Preferred Securities and 5,127,882 common shares of Series B Redeemable Convertible Preferred Securities were included in the calculation of Diluted EPS. On December 31, 2004, we redeemed all of our outstanding Series A Debentures and the Capital Trust concurrently redeemed all outstanding Series A Redeemable Convertible Preferred Securities.

(5)  Cash paid for income taxes is presented net of tax refunds received by the Company.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense, net; interest expense, net — Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•                  Interest expense, net, and Interest expense, net — Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Equity in (income) or loss of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other income and expense, and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	2003	2005	2004	2003
	(In thousands)			(In thousands)
	(Unaudited)			(Unaudited)
Net income	$11,678	$30,428	$22,981	$90,368	$84,329	$60,316
Add: Income taxes	7,466	18,729	7,659	(3,579)	51,905	30,542
Add: Equity in (income) or loss of affiliates, net	(457)	(503)	(228)	(1,474)	(1,165)	(462)
Add: Other expense	—	2,500	—	—	2,500	—
Add: Interest expense, net - Capital Trust	2,438	3,750	3,750	7,313	11,250	11,250
Add: Interest expense, net	15,413	15,832	17,009	46,876	48,253	51,769
Operating income	36,538	70,736	51,171	139,504	197,072	153,415
Add: Depreciation and amortization	12,427	12,464	13,128	38,861	37,315	37,224
Adjusted EBITDA	$48,965	$83,200	$64,299	$178,365	$234,387	$190,639

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	2003	2005	2004	2003
	(In thousands)			(In thousands)
	(Unaudited)			(Unaudited)
Net cash flow provided by operating activities	$42,936	$51,941	$62,344	$97,806	$141,000	$125,546
Less capital expenditures	8,223	9,171	5,246	25,014	26,138	19,849
Free cash flow	$34,713	$42,770	$57,098	$72,792	$114,862	$105,697